United States securities and exchange commission logo





                      October 31, 2023

       Ryan Goepel
       Chief Financial Officer
       Global Crossing Airlines Group Inc.
       4200 NW 36th Street
       Building 5A
       Miami International Airport
       Miami, Florida 33166

                                                        Re: Global Crossing
Airlines Group Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 10,
2023
                                                            File No. 000-56409

       Dear Ryan Goepel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation